EXHIBIT 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                     THIRD QUARTER 2003 EARNINGS RESULTS

 FORT WORTH, Texas, (November 14, 2003) - Hallmark Financial Services, Inc., ("The Company") today reported operating results for the third quarter 2003. Net income for the quarter ended September 30, 2003 was $0.2 million or $0.01 per diluted share, as compared to net income of $0.1 million or $0.01 per diluted share for the same period in 2002. For the nine months ended September 30, 2003, the Company reported net income of $9.2 million, or $0.71 per diluted share, as compared to a net loss of $1.3 million, or $0.12 per diluted share, for the nine months ended September 30, 2002. Income before the extraordinary gain related to the Phoenix Indemnity Insurance Company ("Phoenix") acquisition in the first quarter of 2003 and the cumulative effect of a change in accounting principle recorded in 2002 was $1.1 million for the nine months ended September 30, 2003 as compared to $0.4 million for the same period in 2002.

 Total revenues were $16.4 million and $53.1 million for the third quarter and nine months ended September 30, 2003, respectively, as compared to $6.1 million and $17.1 million for the corresponding 2002 periods. Current year revenue includes a $0.3 million impairment charge of a portion of Phoenix's investment portfolio. Phoenix purchased these investments prior to being acquired by the Company.

 The Company's improvement in third quarter 2003 earnings over 2002 were due to the acquisitions of Phoenix in January 2003 and the Commercial Lines Group in December 2002. The improvement in operating earnings also reflects improved loss ratios at the American Hallmark Insurance Group primarily as a result of increases in premium rates.

 "The insurance operations continued to perform well in the quarter," stated Timothy A. Bienek, President and COO. He added, "The successful completion of our rights offering in the quarter strengthened our capital base and positions us for additional growth opportunities."

 Hallmark Financial Services, Inc. engages primarily in the sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
             Timothy A. Bienek, President and COO at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

                      HALLMARK FINANCIAL SERVICES, INC.
                        AND CONSOLIDATED SUBSIDIARIES
       (In thousands, except earnings per share and shares outstanding)
                         Selected Operating Results

                                               Three Months Ended September 30
                                               -------------------------------
                                                     2003            2002
                                                  ----------      ----------

 Gross Premiums Written                          $     6,640     $    12,122

 Total Revenues                                  $    16,366     $     6,080

 Pretax Income                                   $       286     $       111
 Income Tax Expense                              $        66     $        38
 Net Income before Extraordinary Gain (Loss)     $       220     $        73
 Extraordinary Gain (Loss)                       $         -     $         -
 Net Income                                      $       220     $        73

 Basic Earnings Per Share                        $      0.01     $      0.01

 Diluted Earnings Per Share                      $      0.01     $      0.01

 Weighted Average Shares Outstanding - Basic      15,166,125      11,049,133
                                                  ==========      ==========

 Weighted Average Shares Outstanding - Diluted    15,372,410      11,109,849
                                                  ==========      ==========



                                                Nine Months Ended September 30
                                                ------------------------------
                                                     2003            2002
                                                  ----------      ----------

 Gross Premiums Written                          $    36,404     $    37,541

 Total Revenues                                  $    53,131     $    17,106

 Pretax Income                                   $     1,556     $       622
 Income Tax Expense                              $       498     $       212
 Net Income before Cumulative Effect of
   Change in Accounting Principle and
   Extraordinary Gain                            $     1,058     $       410
 Cumulative Effect of Change in Accounting
   Principle                                     $         -     $    (1,694)
 Extraordinary Gain                              $     8,116     $         -
 Net Income (Loss)                               $     9,174     $    (1,284)

 Basic Earnings (Loss) Per Share                 $      0.73     $    ( 0.12)

 Diluted Earnings (Loss) Per Share               $      0.71     $     (0.12)

 Weighted Average Shares Outstanding - Basic      12,501,448      11,049,133
                                                  ==========      ==========

 Weighted Average Shares Outstanding - Diluted    12,811,343      11,147,786
                                                  ==========      ==========